Exhibit 99.1

AGREEMENT AND PLAN OF MERGER
Dated as of June 19, 2006
Among
ILLINOIS TOOL WORKS INC.
GEM ACQUISITION CORP.
and
CFC INTERNATIONAL, INC.

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of June 19, 2006 (the “Agreement”), among Illinois Tool Works Inc., a Delaware corporation (“Parent”), GEM Acquisition Corp., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Parent, and CFC International, Inc., a Delaware corporation (the “Company”).
          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent through the merger of Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Principal Company Stockholders (as defined herein) are entering into an agreement with Parent and Sub (the “Principal Stockholders’ Agreement”) pursuant to which each of the Principal Company Stockholders agrees, among other things, to take certain actions in furtherance of the Merger, including causing the execution and delivery of a written consent in accordance with Section 228 of the DGCL (the “Principal Stockholder Consent”), pursuant to which the Principal Company Stockholders will consent to the adoption of this Agreement and the approval of the Merger without a meeting, without prior notice and without a vote; and
          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined herein) and also to prescribe various conditions to the Transactions.
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
Definitions
     Section 1.01 Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
     “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Alternative Acquisition” means (i) any merger or business combination transaction with or involving the Company or any of the Company Subsidiaries, (ii) any direct or indirect acquisition of more than fifteen percent (15%) of the business or properties of the Company or any of the Company Subsidiaries or (iii) any direct or indirect acquisition of more than fifteen percent (15%) of the capital stock of the Company or any of the Company Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any of the Company Subsidiaries or a division, operating or principal business unit of the Company, other than the Transactions.
     “Alternative Acquisition Proposal” has the meaning set forth in Section 6.02(a).
     “Applicable Law” means any statute, law (including common law), ordinance, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets.

     “Applicable Tax Law” means any Applicable Law relating to Taxes, including regulations and other official pronouncements of any Governmental Entity or political subdivision of such jurisdiction charged with interpreting such Applicable Law.
     “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.
     “Certificate” or “Certificates” mean the certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock or Company Class B Stock, if there are any remaining.
     “Certificate of Merger” means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of Delaware to effect the Merger.
     “Closing” means the closing of the Merger.
     “Closing Date” means the date on which the Closing occurs.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the preamble hereto.
     “Company Board” means the Board of Directors of the Company.
     “Company By-laws” means the by-laws of the Company, as amended to the date of this Agreement.
     “Company Capital Stock” has the meaning set forth in Section 4.03.
     “Company Charter” means the restated certificate of incorporation of the Company, as amended to the date of this Agreement.
     “Company Class B Stock” means the Class B common stock, par value $.01 per share, of the Company.
     “Company Common Stock” means the common stock, par value $.01 per share, of the Company.
     “Company Disclosure Letter” means the letter, dated as of the date of this Agreement, delivered by the Company to Parent and Sub.
     “Company Employee Stock Option” means any option to purchase Company Common Stock granted under any Company Option Plan.
     “Company Investment” has the meaning set forth in Section 4.02(b).
     “Company Leased Real Property” has the meaning set forth in Section 4.20(a).
     “Company Material Adverse Effect” means a material adverse effect on the business, assets and liabilities (taken together), results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under the Agreement or on the ability of the Company to consummate the Transactions, other than as a result of: (i) changes adversely affecting the United States economy (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); (ii) changes adversely affecting the industry in which the Company operates (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); (iii) the announcement or pendency of the Transactions; (iv) changes in laws (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); (v) changes in GAAP (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); or (vi) acts of war or terrorism.

     “Company Option Plans” means the Company’s 1995 Stock Option Plan, the Company’s 1995 Directors’ Stock Option Plan, the Company’s 2000 Stock Option Plan and the Company’s 2000 Directors’ Stock Option Plan.
     “Company Owned Real Property” has the meaning set forth in Section 4.20(a).
     “Company Plans” has the meaning set forth in Section 4.10(a).
     “Company Preferred Stock” has the meaning set forth in Section 4.03.
     “Company Preferred Stock Option” has the meaning set forth in Section 7.05.
     “Company SAR” means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Option Plan.
     “Company SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2004.
     “Company Stockholder Approval” has the meaning set forth in Section 4.04(c).
     “Company Subsidiaries” means all the Subsidiaries of the Company.
     “Company Voting Debt” means any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote.
     “Confidentiality Agreement” means the confidentiality agreement, dated April 24, 2006, between the Company and Parent.
     “Consent” means any consent, approval, license, Permit, Order or authorization.
     “Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).
     “D&O Insurance” means directors’ and officers’ insurance.
     “DGCL” means the Delaware General Corporation Law, as amended from time to time.
     “Dissenters’ Shares” means shares of Company Common Stock or Company Class B Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.
     “Effective Time” shall have the meaning set forth in Section 2.03.
     “Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, injunctions, judgments, Orders, decrees and rulings thereunder) of any Governmental Entity concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances.
     “Environmental Violation” shall have the meaning set forth in Section 7.09.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means with respect to any Person, a corporation, trade or business that is, along with such Person, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001(a)(14) of ERISA.
     “ESPP” means the Company’s Employee Stock Purchase Plan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Fund” shall have the meaning set forth in Section 3.02(a).
     “Filed Company SEC Documents” means all Company SEC Documents that were filed or furnished and publicly available prior to the date of this Agreement.
     “Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.
     “Foreign Competition Laws” has the meaning set forth in Section 4.05.
     “GAAP” as to any Person means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person were prepared prior to the date of this Agreement.
     “Governmental Entity” means any:
     (i) federal, state, local, municipal, foreign government or other government; or
     (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal).
     “Hazardous Substance” means any material, substance, waste or contaminant defined as “hazardous,” “acutely hazardous,” or “toxic,” including petroleum hydrocarbons and asbestos, under any Environmental, Health and Safety Law.
     “Houlihan Lokey” has the meaning set forth in Section 4.31.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, without duplication, (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to purchased property, (v) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), (vi) all capitalized lease obligations, (vii) all obligations of others secured by a Lien, other than Permitted Liens under clauses (i), (ii) or (iii) of the definition thereof, on property or assets, whether or not the obligations secured thereby have been assumed, (viii) all obligations under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit and (x) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person.
     “Indemnified Party” has the meaning set forth in Section 7.06(a).
     “Information Statement” means the information statement of the Company mailed to the Company’s stockholders in connection with this Agreement and the Transactions pursuant to Regulation 14C under the Exchange Act.

     “Intellectual Property Rights” means, collectively, (i) all inventions, improvements, U.S., foreign and international design and utility patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs, including all rights, to the extent permitted by law, to file corresponding applications in any country in the world; (ii) all trade secrets, know-how and confidential or proprietary information, whether patentable or unpatentable, including but not limited to, technologies in development, computer programs and other computer software (including software systems and applications), Web sites, domains, domain names and related software, user interfaces, topographies, source code, object code, algorithms, display screens, layouts, development tools, instructions, templates, evaluation software and hardware, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, processes, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products under development, and further including any rights as permitted by law to obtain patents thereon in any country in the world; (iii) all trademarks, service marks and trade dress (whether registered, unregistered or existing at common law), Internet domain names, business names and trade names, trademark registrations and applications, including the goodwill associated therewith, and copyrights (registered and unregistered); and (iv) all other intellectual property rights of any nature.
     “Knowledge” has the following meaning: an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
     (i) such individual is actually aware of such fact or other matter; or
     (ii) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the ordinary and usual course of discharging his or her business responsibilities.
     The Company will be deemed to have “Knowledge” of a particular fact or other matter if any individual listed in Section 1.01 of the Company Disclosure Letter has Knowledge of such fact or other matter.
     “Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
     “Lincoln Partners” has the meaning set forth in Section 4.31.
     “Material Contracts” means Contracts that are material to the business, properties, assets and liabilities (taken together), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole and those that are set forth in Section 4.13(a) of the Company Disclosure Letter.
     “Material Intellectual Property Rights” means all Intellectual Property Rights that are material to the properties (including intangible properties), assets and liabilities (taken together), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.
     “Maximum Premium” has the meaning set forth in Section 7.06(b).
     “Merger” has the meaning set forth in the recitals hereto.
     “Merger Consideration” has the meaning set forth in Section 3.01(c)(i).
     “Non-Competition Agreement” means the non-competition agreement between Roger F. Hruby and Parent, substantially in the form of Exhibit A hereto.
     “Order” means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator or other Governmental Entity having competent jurisdiction affecting such Person or any of its properties.
     “ordinary and usual course of business” means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person.

     “Outside Date” has the meaning set forth in Section 9.01(b)(i).
     “Parent” has the meaning set forth in the preamble hereto.
     “Parent Board” has the meaning set forth in Section 5.04.
     “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Transactions.
     “Paying Agent” means the bank, trust company or other paying agent selected by Parent prior to the Effective Time to act as paying agent for the payment of the Merger Consideration.
     “Permit” has the meaning set forth in Section 4.24.
     “Permitted Liens” means (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith, (ii) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed and (iii) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.
     “Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.
     “Post-Signing Returns” has the meaning set forth in Section 6.03(a).
     “Principal Company Stockholders” means Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA and the Roger Hruby Trust u/a/d 9/17/85.
     “Principal Stockholder Consent” has the meaning set forth in the recitals hereto.
     “Principal Stockholders’ Agreement” has the meaning set forth in the recitals hereto.
     “Proceeding” means any action, claim, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
     “Sarbanes-Oxley Act” has the meaning set forth in Section 4.06(b).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” means shares of Company Common Stock and Company Class B Stock.
     “Special Committee” means the special committee of the Company Board formed for the purpose of evaluating the Transactions and any competing proposal involving an Alternative Acquisition and consisting solely of disinterested directors.
     “Stock Transfer Taxes” means any state, local, foreign or provincial Tax which is attributable to the transfer of Shares pursuant to this Agreement.
     “Stockholder Agreement” means the Stockholder Agreement between Parent and Dennis Lakomy, entered into simultaneously with the execution and delivery of this Agreement, pursuant to which Mr. Lakomy agrees not to transfer, prior to the Effective Time, shares of Company Common Stock owned by him.
     “Sub” has the meaning set forth in the preamble hereto.

     “Sub Board” has the meaning set forth in Section 5.04.
     “Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.
     “Superior Company Proposal” has the meaning set forth in Section 6.02(e).
     “Surviving Corporation” has the meaning set forth in Section 2.01.
     “Takeover Statute” has the meaning set forth in Section 4.16.
     “Tax” or “Taxes” means: (i) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental, customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of the Company or any Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.
     “Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under any Applicable Tax Law.
     “Tax Return” means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.
     “Termination Fee” has the meaning set forth in Section 9.02(b).
     “Transactions” means all of the transactions contemplated by the Transaction Agreements, including the Merger.
     “Transaction Agreements” means this Agreement, the Principal Stockholders’ Agreement and the Stockholder Agreement.
     “Transfer Taxes” means any state, local, foreign or provincial Tax which is attributable to the transfer of the beneficial ownership of the Company’s or the Company Subsidiaries’ real property.
ARTICLE II
The Merger; Closing; Effective Time
     Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct or indirect Subsidiary or other Affiliate of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.
     Section 2.02 Closing. The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VIII, or at such other place, time and date as shall be agreed in writing between Parent and the Company.
     Section 2.03 Effective Time. At the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). From and after the Effective Time, the Merger shall have all the effects provided by Sections 259 through 261 of the DGCL, including the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL.
     Section 2.04 Certificate of Incorporation and By-laws.
     (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, however, that such certificate of incorporation shall be amended to become identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time except that Article I thereof shall be amended to change the name of the Surviving Corporation to the name of the Company.
     (b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.
     Section 2.05 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
     Section 2.06 Officers. The officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
ARTICLE III
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
     Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of Company Capital Stock or any shares of capital stock of Sub:
     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share that is held by the Company as treasury stock, or owned by the Company, the Company Subsidiaries, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares and Options.
     (i) Subject to Sections 3.01(b) and 3.01(d), each issued and outstanding Share shall (A) be converted into the right to receive an amount in cash equal to $16.75, without interest (the “Merger Consideration”), and (B) automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 3.02, without interest.
     (ii) Company Employee Stock Options and the Company Preferred Stock Option shall be treated as set forth in Section 7.04 and Section 7.05, respectively.
     (d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Dissenters’ Shares shall not be converted into the right to receive Merger Consideration, as provided in Section 3.01(c), but rather the holders of Dissenters’ Shares shall be entitled to payment of the fair value of such Dissenters’ Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenters’ Shares shall cease and such Dissenters’ Shares shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration, without any interest thereon, as provided in Section 3.01(c). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     Section 3.02 Exchange of Certificates.
     (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank, trust company or other paying agent to act as the Paying Agent for the payment of Merger Consideration, upon surrender of Certificates. The Surviving Corporation shall provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to satisfy the amounts due under this Agreement in respect of the Shares converted into the right to receive Merger Consideration pursuant to Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).
     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates, other than holders of Certificates representing Shares referred to in Section 3.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, for each Share theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay to the Paying Agent any Transfer Taxes or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate, or (B) establish to the satisfaction of Parent or the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate (other than Certificates representing Dissenters’ Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c). No interest shall be paid or shall accrue on any Merger Consideration, payable upon the surrender of any Certificate.

     (c) No Further Ownership Rights in Shares. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Law) for payment of its claim for Merger Consideration.
     (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate has not been surrendered prior to the date that is five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation.
     (g) Withholding Rights. Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, Parent, Sub or the Surviving Corporation, as the case may be, will be treated as though it (i) withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Shares, (ii) sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and (iii) paid such cash proceeds to the appropriate Tax Authority.
     (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.01, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation and Parent in a manner satisfactory to Parent (including the posting by such Person of such bond and security as the Surviving Corporation and Parent may reasonably request) against any claim that may be made against the Surviving Corporation and Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.
ARTICLE IV
Representations and Warranties of the Company
     The Company represents and warrants to Parent and Sub as follows:
     Section 4.01 Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such

Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified to do business in each jurisdiction (a) listed in Section 4.01 of the Company Disclosure Letter and (b) where the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the comparable organizational documents (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been delivered to Parent. None of the Company or any Company Subsidiary is in violation of any term of its respective certificate of incorporation or by-laws (or other organizational documents).
     Section 4.02 Company Subsidiaries; Equity Interests.
     (a) Except as set forth in Section 4.02(a) of the Company Disclosure Letter, the Company owns directly or indirectly all of the outstanding shares of capital stock of, or other ownership interest in, each of the Company Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each Company Subsidiary having corporate form is duly authorized, validly issued, fully paid and nonassessable. The following information for each Company Subsidiary is set forth in Section 4.02(a) of the Company Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; and (ii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.
     (b) Except for its interests in the Company Subsidiaries, none of the Company or any Company Subsidiary (i) owns, has any right to, or is involved in negotiations to, acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has the ability to control (whether through the ownership of voting securities or otherwise) any other Person (any of such interests under clause (i) or (ii) other than the Company Subsidiaries, a “Company Investment”). No Company Investment is, individually or when taken together with all other Company Investments, material to the business of the Company and the Company Subsidiaries taken as a whole.
     Section 4.03 Capital Structure.
     (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 750,000 shares of Company Class B Stock and 750 shares of voting preferred stock, par value $500 per share (the “Company Preferred Stock” and collectively with the Company Common Stock and the Company Class B Stock, “Company Capital Stock”). As of the date hereof, (a) 4,030,049 shares of Company Common Stock, 512,989 shares of Company Class B Stock and no shares of Company Preferred Stock were issued and outstanding, (b) 582,727 shares of Company Common Stock and no shares of Company Class B Stock or Company Preferred Stock were held by the Company in its treasury, (c) 512,989 shares of Company Common Stock were reserved for issuance pursuant to conversion of the Company Class B Stock, (d) 294,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Option Plans (of which 214,741 shares of Company Common Stock were subject to outstanding Company Employee Stock Options) and (e) 534 shares of Company Preferred Stock were reserved for issuance pursuant to the Company Preferred Stock Option.
     (b) Section 4.03(b) of the Company Disclosure Letter sets forth a full list of all outstanding Company Employee Stock Options and the Company Preferred Stock Option, including in each case the name of the Person to whom such options have been granted, the number of shares subject to each option, the per share exercise price for each option, the vesting schedule for each option and whether such option automatically terminates in the event of a change in control of the Company. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.
     (c) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 4.03(c) of the Company Disclosure Letter, there are no Company Voting Debts or Company SARs issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Company Voting Debt, (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. Except as set forth in Section 4.03(c) of the Company Disclosure Letter, there are no (A) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or (B) voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries. Except for the Principal Stockholders’ Agreement and the irrevocable proxy described therein, to the Knowledge of the Company, there are no irrevocable proxies and no voting Contracts (or Contracts to execute a written consent or a proxy) with respect to any shares of Company Capital Stock or any other voting securities of the Company.
     (d) The Shares authorized for issuance under the ESPP have been exhausted as of August 1, 2003. Since that date, the Company has not reserved for issuance any additional Shares with respect to the ESPP. No participant has any accumulated contributions with respect to the ESPP and there will be no further issuance of Shares under the ESPP. No Shares acquired through the ESPP are subject to restrictions on sale or transfer either by reason of the plan’s terms or Section 423 of the Code.
     Section 4.04 Authorization; Validity of Agreement; Necessary Action.
     (a) The Company has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to or in connection with or as contemplated by the Transaction Agreements and to consummate the Transactions. Roger F. Hruby has the legal capacity to execute and deliver this Agreement and to comply with and perform his obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and Roger F. Hruby and constitutes (assuming the due authorization, execution and delivery by Parent and Sub, as applicable), a valid and binding obligation of the Company and Roger F. Hruby enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
     (b) The Special Committee, at a meeting duly called and held prior to execution of this Agreement, has by vote of all of its members recommended the approval and adoption of this Agreement by the Company Board. The Company Board, at a meeting duly called and held prior to execution of this Agreement, unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Transactions are fair to and in the best interests of the Company and its stockholders, (iii) fixing the record date to determine the stockholders entitled to consent to the adoption of this Agreement and approve the Merger and the other Transactions, which is June 19, 2006 and (iv) directing that this Agreement be submitted to the Principal Company Stockholders promptly following the execution and delivery of this Agreement by each of the parties hereto for such stockholders to consider whether to adopt this Agreement and approve the Merger and the other Transactions. Such resolutions are sufficient to render inapplicable, to Parent, Sub, the Transaction Agreements and the Transactions, the provisions of Section 203 of the DGCL.
     (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class (the “Company Stockholder Approval”). No vote or approval of any holder of Company Capital Stock is necessary to approve any Transaction Agreement other than this Agreement or to consummate the any Transaction other than the Merger. The execution and delivery to the Secretary of the Company of a written consent executed by the Principal Company Stockholders is sufficient to adopt this Agreement and approve the Transactions, and no other corporate proceedings are necessary to adopt or approve this Agreement or to consummate the Merger or the other Transactions.
     Section 4.05 No Conflicts; Consents. Except as set forth in Section 4.05 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation to, or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company Subsidiaries under, any provision of (a) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (b) any Material Contract, (c) any other Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (d) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Applicable Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (c) or (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdiction (“Foreign Competition Laws”), (ii) the filing with the SEC of (A) the Information Statement and (B) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the Principal Stockholders’ Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.08, and (v) such other items as are set forth in Section 4.05 of the Company Disclosure Letter. For purposes of this Section 4.05 and any other relevant representations and warranties of the Company, the representations and warranties are made based upon the assumption that the Company shall be the Surviving Corporation.
     Section 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities.
     (a) Except as identified in Section 4.06(a) of the Company Disclosure Letter, the Company has timely filed with, or furnished to, the SEC all Company SEC Documents. As of its respective date, each Company SEC Document, including any financial statements or schedules included therein, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later-filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any reports with the SEC.
     (b) The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct. Neither the Company nor any of its officers has received notice from the SEC or the Nasdaq National Market questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. The Company is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq National Market.

     (c) The Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (d) None of the Company or any of the Company Subsidiaries have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, due or to become due, known or unknown, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against in the Financial Statements of the Company included in the Filed Company SEC Documents, (ii) disclosed in any Filed Company SEC Document, to the extent such liabilities are disclosed with reasonable specificity, (iii) disclosed in Section 4.06(d) of the Company Disclosure Letter, or (iv) incurred in the ordinary and usual course of business since the date of the most recent balance sheet included in the Filed Company SEC Documents that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.07 Information in Information Statement. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.06, none of the information included or incorporated by reference in the Information Statement, or any amendment or supplement thereto, at the time the Information Statement is mailed to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.
     Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents or in Section 4.08 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary and usual course of business, and during such period none of the Company or the Company Subsidiaries has:
     (a) experienced or been affected by any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect; or
     (b) taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of any of clauses (i), (ii), (iii), (iv), (v) (vi), (vii), (viii), (x), (xi) or (xii) of Section 6.01, other than actions in connection with entering into this Agreement.
     Section 4.09 Taxes.
     (a) Except as set forth in Section 4.09(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has filed all Tax Returns required to be filed through the date hereof, and has paid or caused to be paid all Taxes required to be paid through the date hereof whether disputed or not and whether or not shown on any Tax Return, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent Financial Statements referred to in Section 4.06 hereof. All such Tax Returns were correct and complete in all respects. The provisions for Taxes reflected in the Financial Statements are sufficient as of their respective dates for the payment of all accrued and unpaid Taxes of any nature of the Company and each of the Company Subsidiaries, whether or not assessed or disputed. All Taxes and other assessments and levies which the Company or any of the Company Subsidiaries is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Entities in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There is no pending dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (i) claimed or raised by any Tax Authority or (ii) as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Tax Authority. None of the Company or any of the Company Subsidiaries has received notice of any audit of any Tax Return filed by such Person. None of the Company or any of the Company Subsidiaries has received notice of any claim made by any Tax Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens recorded or asserted on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
     (b) The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary and all other communications relating thereto since December 31, 1998.
     (c) Except as disclosed in Section 4.09(c) of the Company Disclosure Letter, none of the Company or any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.
     (d) None of the Company or any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code apply. None of the Company or any Company Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code. None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and the Company Subsidiaries has disclosed on its respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. Except as set forth in Section 4.09(d) of the Company Disclosure Letter, none of the Company or any Company Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, agreement or otherwise. None of the Company or any of the Company Subsidiaries is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary (nor does the Company have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method).
There are no requests for rulings or determinations in respect of any Tax or Tax matter pending between the Company or any Company Subsidiary and any Tax Authority.
     (e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (i) in the two years preceding the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
     (f) Neither the Company nor any of its Subsidiaries has engaged in a transaction that would be reportable by or with respect to the Company or any of its Subsidiaries pursuant to Sections 6011, 6111, or 6112 of the Code. Neither the Company nor any of its Subsidiaries has entered into any transactions that required or will require the filing of Internal Revenue Service Form 8886.
     Section 4.10 Benefit Plans; ERISA Compliance; Excess Parachute Payments.
     (a) Section 4.10(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, unemployment compensation, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of any Transaction, including the Merger or otherwise), whether formal or informal, oral or written, tax-qualified or non-tax-qualified, legally binding or not, under which any U.S. or non-U.S. employee, former employee, consultant, former consultant, director or former director of the Company or any Company Subsidiary has any present or future right to benefits or under which the Company or any Company Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”
     (b) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the plan documents (including all amendments thereto) and each related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other written communications by the Company or any of the Company Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, if applicable, and (D) all correspondence with Governmental Entities.
     (c) None of the Company, any Subsidiary, or any of its or their ERISA Affiliates has any liability or reasonable expectation of liability with respect to any employee benefit plan that is (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA) or otherwise subject to Title IV of ERISA or to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA); or (iii) a plan of the type contemplated by Section 413(c) of the Code and Treasury regulations promulgated thereunder.
     (d) (i) Each Company Plan has been established and complies and has been administered in form and operation in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that could reasonably be expected to subject the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, to any tax, fine, Lien, penalty or other liability imposed by ERISA or the Code, including but not limited to Title IV of ERISA; (iv) no non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) has occurred with respect to any Company Plan; (v) no Company Plan provides retiree welfare benefits and none of the Company or any Company Subsidiary has any obligations to provide any retiree welfare benefits except, in either case, to the extent required by Section 4980B of the Code; (vi) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (vii) all contributions or other amounts required to be paid by the Company or its Subsidiaries as of the Closing Date with respect to each Company Plan in respect of current or former plan years have been paid in accordance with the terms of such plan and Applicable Law or accrued in accordance with GAAP (as applicable). With respect to each Company Plan that covers employees or contractors outside the United States, (A) the fair market value of the assets of each funded Company Plan, the liability of each insurer for any Company Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company for any unfunded Company Plan, together with any accrued contributions, is sufficient to provide for the projected benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (B) each such Company Plan that is required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.
     (e) With respect to each Company Plan, (i) no Proceedings (other than routine claims for benefits in the ordinary and usual course of business) are pending or threatened in writing and (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Proceedings.
     (f) Except as set forth in Section 4.10(f) of the Company Disclosure Letter, no Company Plan exists that could result in the payment to any present or former employee of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiary as a result of the Transactions, including the Merger, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G. The amounts of any such payments as described in the preceding sentence are set forth and itemized in Section 4.10(e) of the Company Disclosure Letter. No Company Plan exists that could give rise to the payment of any amount that would not be deductible by the Company or the Company Subsidiaries under Section 162(m) of the Code.
     (g) There has been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan.
     Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, there are (a) no continuing Orders, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or, to the Knowledge of the Company, to which any of their respective directors, officers or employees, in such capacities, is a party, and (b) no Proceedings pending against the Company or any Company Subsidiary or any of their respective assets or, to the Knowledge of the Company, against any of their respective directors, officers or employees, in such capacities or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their respective assets, or any of their respective directors, officers or employees, at law or in equity, or before or by any Governmental Entity. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which may call into question the validity or hinder the enforceability or performance of this Agreement or any of the Transaction Agreements, and, to the Knowledge of the Company, there has occurred no event, and there does not exist any condition or state of facts, on the basis of which any such claim may be asserted.
     Section 4.12 Compliance with Applicable Laws.
     (a) The business of the Company and each Company Subsidiary has been since January 1, 2002, and is, conducted in compliance in all material respects with all Applicable Laws and Orders, including ERISA, all Environmental, Health and Safety Laws, all Applicable Laws and Orders relating to antitrust or trade regulation, employment practices and procedures and the health and safety of employees. Except as set forth in Section 4.12(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has, since January 1, 2002, been subject to any Order with respect to any of the foregoing or received any notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any of the foregoing or the enforcement of any of the foregoing, nor has the Company or any Company Subsidiary been the subject of any criminal Proceedings or convicted of any felony or misdemeanor. In particular, and without limiting the foregoing, none of the Company, the Company Subsidiaries, or any director, officer, agent, employee or, to the Knowledge of the Company, any other Person associated with or acting on behalf of the Company or the Company Subsidiaries has, directly or indirectly, (i) used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets or properties of the Company or any Company Subsidiary; (iv) made any false or fictitious entry on the book or records of the Company or any Company Subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (v) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Company and each Company Subsidiary has adequate financial controls which would reasonably be expected to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.
     (b) The Company and the Company Subsidiaries employ the number of full-time and part-time employees as are indicated in Section 4.12(b) of the Company Disclosure Letter. Except as set forth in Section 4.12(b) of the Company Disclosure Letter: (i) none of the Company or any of the Company Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, fees, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees; (ii) there are no charges of employment discrimination, retaliation, or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary; and (iii) there are no claims or charges relating to or alleging violations of any Applicable Laws, including laws relating to discrimination, harassment, health and safety, family leave, wage payments or hours of work, employee status or whistleblowing that are existing, pending or, to the Knowledge of the Company, threatened against any of the Company or the Company Subsidiaries nor, to the Knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted.
     Section 4.13 Contracts; Debt Instruments.
     (a) Except as disclosed in Section 4.13(a) of the Company Disclosure Letter, there are no Material Contracts or other significant agreements relating to the business of the Company or any of the Company Subsidiaries. None of the Company or any of the Company Subsidiaries is in violation of or in default under (nor, to the Knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by the Company or a Company Subsidiary or, to the Knowledge of the Company, any other party thereto under any Material Contract or result (other than due to consummation of the Merger) in a right of termination of any Material Contract.
     (b) Set forth in Section 4.13(b) of the Company Disclosure Letter is a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, and (ii) the respective principal amounts outstanding thereunder, as of May 31, 2006.
     (c) Except as set forth in Section 4.13(c) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is subject to the terms of any non-competition, exclusivity, right of first refusal, option or other agreement (including any area restrictions) that may restrict in any way the conduct or operations or future conduct or operations of the business of the Company or any of the Company Subsidiaries or the use of the Intellectual Property Rights of the Company or any Company Subsidiary.
     Section 4.14 Guarantees. Except as otherwise noted in Section 4.14 of the Company Disclosure Letter, none of the material obligations or liabilities of the Company or any of the Company Subsidiaries is guaranteed by any Person. Section 4.14 of the Company Disclosure Letter sets forth a correct and complete list of all guarantees by, or other contingent obligations of, the Company or any Company Subsidiary showing the parties and amounts involved and the expiration dates thereof.
     Section 4.15 Intellectual Property.
     (a) The Company or the Company Subsidiaries own, or are validly licensed or otherwise have the enforceable right to use, all Intellectual Property Rights that are currently used in the conduct of the business of the Company and the Company Subsidiaries. Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all patents, patent applications, registrations and applications for registration of trademarks, service marks, copyrights and domain names owned by the Company or the Company Subsidiaries. The Company or the Company Subsidiaries are the sole and exclusive owners of the Intellectual Property Rights free and clear of any Lien other than Permitted Liens and except as set forth on Section 4.15(a) of the Company Disclosure Letter, all such registrations and applications for registration of such Intellectual Property Rights are recorded in the name of the Company or the Company Subsidiaries and all such Intellectual Property Rights are fully transferable.
     (b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter: (i) to the Knowledge of the Company, neither (A) the use of the Intellectual Property Rights as currently used by the Company or any Company Subsidiary in the conduct of their businesses nor (B) the conduct of the business of the Company and the Company Subsidiaries, as presently conducted, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person; (ii) no Proceedings with respect to any Intellectual Property

Rights owned or used by the Company or any Company Subsidiary have been instituted or asserted against the Company or any Company Subsidiary and neither the Company nor a Company Subsidiary has received a written notice within the past three (3) years: (A) to the effect that the manufacture, sale, licensing or use or export or import of any of the products or services of the Company or any Company Subsidiary as now manufactured, sold or licensed or used or imported or exported or proposed for manufacture, use, sale, licensing or export or import by the Company or any Company Subsidiary infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of another Person; (B) that the use by the Company or any Company Subsidiary of any Intellectual Property Rights infringes, misappropriates, dilutes or otherwise violates the rights of another Person; or (C) challenging the ownership by the Company or any Company Subsidiary to the Intellectual Property Rights or the validity or enforceability of any of Intellectual Property Rights owned or used by the Company or any Company Subsidiary.
     (c) To the Knowledge of the Company, the Intellectual Property Rights are valid and enforceable and all registered trademarks, service marks, domain name registrations, copyrights and issued patents owned by the Company or any Company Subsidiary are active and subsisting and all necessary registration, maintenance and renewal fees have been paid and all required documentation filed as required to maintain the Intellectual Property Rights.
     (d) To the Knowledge of the Company, there is no unauthorized use, infringement, misappropriation, dilution or other violation of any of the Intellectual Property Rights owned or used by the Company or any Company Subsidiary by any Person, including any employee or former employee of the Company or any Company Subsidiary.
     (e) No Intellectual Property Rights owned by the Company or any Company Subsidiary or product of the Company or any Company Subsidiary is subject to any outstanding Order restricting in any manner the licensing thereof by the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary relinquished or restricted in any manner the right to challenge, invalidate or oppose any third party Intellectual Property Rights.
     (f) Except as disclosed on Section 4.15(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has permitted or licensed any Person to use any of the Intellectual Property Rights. All licenses referred to on Section 4.15(f) of the Company Disclosure Letter are in full force and effect and neither Company or any Company Subsidiary nor, to the Knowledge of the Company, the other party, is in default in any material respect of its obligations thereunder.
     (g) Section 4.15(g) of the Company Disclosure Letter sets forth an accurate and complete list of all licenses, other than “off the shelf” commercially available software programs purchased or licensed for less than $250,000 in the aggregate, pursuant to which the Company or a Company Subsidiary licenses from any Person Intellectual Property Rights that are material to and used in the conduct of the business of the Company or any Company Subsidiary.
     (h) All employees of the Company and any Company Subsidiary have entered into valid and binding written agreements with the Company or Company Subsidiary sufficient to vest title in the Company or Company Subsidiary of all technology and inventions, including all accompanying Intellectual Property Rights created by such employee in the scope of his or her employment with the Company or any Company Subsidiary.
     (i) The Company and Company Subsidiaries have taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets, including confidential information or trade secrets provided by any other Person to the Company or Company Subsidiary that the Company or Company Subsidiary is obligated to keep confidential. Without limiting the foregoing, the Company and each Company Subsidiary has, and takes commercially reasonable steps to enforce, a policy requiring each employee to execute a confidentiality agreement.
     Section 4.16 Takeover Laws; Anti-takeover Plan. The Company Board has taken all action necessary to ensure that neither the restrictions on “business combinations” set forth in Section 203 of the DGCL, nor any other “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation of any Governmental Entity (each, a “Takeover Statute”) will apply to this Agreement, the Principal Stockholders’ Agreement, the Merger or any of the other Transactions. Neither the Company nor any of the Company Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover plan,” or any similar plan, device or arrangement, and neither the Company Board nor the Board of Directors (or similar governing body) of any of its Subsidiaries has adopted or authorized the adoption of such a plan, device or arrangement.
     Section 4.17 Affiliate Transactions. Except as set forth in Section 4.17 of the Company Disclosure Letter or as disclosed in the Filed Company SEC Documents, there are no loans, leases or other continuing transactions between the Company or any Company Subsidiary and any present or former holder of more than 5% of the Shares, director or executive officer thereof or any member of such executive officer’s, director’s or stockholder’s immediate family, or any Person controlled by such executive officer, director or stockholder or his or her immediate family, including any transaction that would be disclosable pursuant to Item 404 of SEC Regulation S-K. No director or executive officer of the Company or any Company Subsidiary nor any of their respective spouses or immediate family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any Company Subsidiary, or any organization that has a Contract or arrangement with the Company or any Company Subsidiary. Except as expressly disclosed in Section 4.17 of the Company Disclosure Letter, none of the Contracts between the Company or any of its Subsidiaries, on the one hand, and any Principal Company Stockholder or any of the Affiliates thereof, on the other hand, will continue in effect subsequent to the Closing, and all obligations of the Company or any of its Subsidiaries thereunder will have been satisfied.
     Section 4.18 Environmental, Health, and Safety.
     (a) Each of the Company, the Company Subsidiaries, and their respective predecessors and Affiliates has complied in all material respects with all Environmental, Health, and Safety Laws, and no Proceeding, charge, complaint, demand, or notice has been filed, commenced or to the Knowledge of the Company, threatened against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Company, the Company Subsidiaries and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all Permits, licenses, and other authorizations that are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except to the extent that the failure to so obtain and to be in such compliance has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in additional cost, expense or liability to the Company, Parent and their Affiliates of more than $100,000.
     (b) Except as set forth in Section 4.18(b) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company or any of the Company Subsidiaries has any liability (and none of the Company, the Company Subsidiaries or their respective predecessors and Affiliates has handled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that, could form the basis for any present or future Proceeding, charge, complaint or demand against the Company or any Company Subsidiary giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.
     (c) All properties and equipment used in the business of the Company, the Company Subsidiaries and their respective predecessors and Affiliates are and have been free from any Hazardous Substance, except to the extent that the failure to be free from any Hazardous Substance has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in additional cost, expense or liability to the Company, Parent and their Affiliates of more than $100,000.
     Section 4.19 [Reserved]

     Section 4.20 Real and Personal Property.
     (a) Section 4.20(a) of the Company Disclosure Letter sets forth a complete list of all real properties that are owned by the Company or any of the Company Subsidiaries (the “Company Owned Real Property”). All of the real property leased by the Company or any of the Company Subsidiaries is identified in Section 4.20(a)(i) of the Company Disclosure Letter (the “Company Leased Real Property”). The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all real properties owned, used or occupied by them except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary and usual course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and are not reasonably expected to materially interfere with its ability to conduct its business as currently conducted. All such properties, other than properties in which the Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens except for Permitted Liens. None of the Company or any of the Company Subsidiaries has an option to purchase any real property.
     (i) All leases of the Company Leased Real Property are identified in Section 4.20(a)(i) of the Company Disclosure Letter, and true and complete copies thereof have been delivered to Parent. Each of such leases has been duly authorized and executed by the Company or the Company Subsidiary party thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, and is enforceable in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The Company or the Company Subsidiary party thereto has not received notice of any default under any of said leases, nor, to the Knowledge of the Company, has any event occurred that, with notice or the passage of time, or both, would give rise to such a default. To the Knowledge of the Company, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.
     (ii) Except as set forth in Section 4.20(a)(ii) of the Company Disclosure Letter, all premises constituting a part of the Company Owned Real Property or the Company Leased Real Property are in good operating condition and repair and there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Company Owned Real Property or the Company Leased Real Property that, individually or in the aggregate, would materially impair the usefulness to the Company or any Company Subsidiary, as appropriate, of the Company Owned Real Property or the Company Leased Real Property for its current purposes.
     (iii) None of the Company or any of the Company Subsidiaries has received any notice from any Governmental Entity of any violation of any Applicable Law, Order or Permit issued with respect to any Company Owned Real Property or Company Leased Real Property that has not been heretofore corrected and no such violation exists that could have a material adverse effect on the operation of any Company Owned Real Property or Company Leased Real Property. All improvements located on or constituting part of any Company Owned Real Property or Company Leased Real Property and the use and operation thereof by the Company or the Company Subsidiaries are in compliance in all material respects with all Applicable Laws or Permits. None of the Company or any of the Company Subsidiaries has received any notice of any real estate Tax deficiency or assessment and, to the Knowledge of the Company, there is no proposed deficiency, claim or assessment with respect to any of the Company Owned Real Property or the Company Leased Real Property, or any pending or threatened condemnation thereof.
     (iv) None of the Company or any of the Company Subsidiaries leases or subleases any real or personal property as lessor or sublessor.
     (b) The Financial Statements reflect all of the assets and properties, real and personal, used by the Company and the Company Subsidiaries in their respective businesses or otherwise held by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to all assets and properties included in the Financial Statements or thereafter acquired, in each case free and clear of any Lien, except for Liens for Taxes not yet due and payable. The Company has provided to Parent a true and complete list of each of the assets or properties of the Company and the Company Subsidiaries consisting of personal property.

     Section 4.21 Insurance. The physical properties, assets, business, operations, employees, officers and directors of the Company and the Company Subsidiaries are insured to the extent disclosed in Section 4.21 of the Company Disclosure Letter. There is no claim by the Company or any Company Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof are currently paid, and the Company and the Company Subsidiaries are in compliance with the terms thereof. Section 4.21 of the Company Disclosure Letter also sets forth a list of insurance policies to which other parties (including Affiliates of the Company) are a party or beneficiary that relate to the properties, assets or operations of the Company or the Company Subsidiaries and the names of such other parties. No notice of cancellation, termination or reservation of rights has been received by the Company or any Company Subsidiary with respect to any insurance policy described in Section 4.21 of the Company Disclosure Letter. None of the Company or any Company Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since January 1, 2002. No claims have been asserted by the Company or any Company Subsidiary under any of the insurance policies of the Company or the Company Subsidiaries or relating to their properties, assets or operations. Each such insurance policy shall continue to be in full force and effect immediately following consummation of the Transactions.
     Section 4.22 Compensation. Section 4.22 of the Company Disclosure Letter constitutes a full and complete list of each director, officer or employee of the Company or any Company Subsidiary whose total compensation from the Company or any of the Company Subsidiaries on an annualized basis exceeds $100,000 specifying their names and job designations, the total amount paid or payable, the basis of such compensation, whether fixed or commission or a combination thereof, and their current rate of pay. Except as otherwise disclosed in Section 4.22 of the Company Disclosure Letter, since December 31, 2005 there has been no material change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any such director, officer or employee of the Company or any Company Subsidiary or any change in compensation, either material in amount or other than in the ordinary and usual course of business, to any other director, officer or employee of the Company or any Company Subsidiary.
     Section 4.23 Employment Matters. Except as set forth in Section 4.23 of the Company Disclosure Letter:
     (a) To the Knowledge of the Company, no key employee and no officer or group of employees plans to terminate their employment with the Company or any Company Subsidiary as a result of the Transactions or otherwise. In the last five (5) years, none of the Company or any Company Subsidiary has experienced nor is there pending or, to the Knowledge of the Company, threatened any labor strikes, slowdowns, lockouts, grievances, unfair labor practice charges or complaints, arbitrations or other disputes arising out of any collective bargaining agreement. To the Knowledge of the Company, in the last five (5) years, there has been no organizational effort made or threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary.
     (b) There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which it is bound.
     (c) There are no written personnel policies, rules or procedures applicable to employees of the Company and the Company Subsidiaries.
     (d) None of the Company or any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to employees or employment practices.
     (e) In the past five (5) years, (i) none of the Company or any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company’s or any Company Subsidiary’s business, and (iii) none of the Company or any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

     (f) None of the Company or any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof.
     (g) None of the Company or any Company Subsidiary has made any representation or commitment to, or entered into any formal or informal understanding with, any employee of the Company or any Company Subsidiary with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time.
     (h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) increase any compensation or amounts otherwise payable or due to any employee or independent contractor, or (ii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any compensation or amounts or result in any breach of or default under any agreement.
     Section 4.24 Licenses and Permits. Except as set forth in Section 4.24 of the Company Disclosure Letter, the Company and the Company Subsidiaries have obtained, and are (and since January 1, 2002 have been) in compliance in all material aspects with, all necessary licenses, franchises, permits, consents, Orders, certificates, authorizations, declarations and filings (collectively, “Permits”) required by all Governmental Entities for the conduct of the business and operations of the Company and the Company Subsidiaries as now conducted. There are no Proceedings pending or, to the Knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits. There are no disciplinary actions under any such Permits pending or, to the Knowledge of the Company, threatened, against the Company, the Company Subsidiaries or any of their respective officers, directors or employees. No such prior Proceeding or disciplinary action has during the preceding two (2) years resulted in any materially adverse action against the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, there are no facts which may give rise to such Proceedings or disciplinary actions. Section 4.24 of the Company Disclosure Letter contains a correct and complete list of all such required Permits.
     Section 4.25 Copies of Certain Documents. The Company has heretofore made available to the Parent true and complete copies of: (i) all agreements entered into by the Company or any of the Company Subsidiaries, if any, providing for the acquisition or disposition of businesses or product or service lines; and (ii) a complete list of all investments of the Company and the Company Subsidiaries, if any, in marketable or other securities (whether debt or equity) for investments made in the twelve (12) months prior to the date hereof.
     Section 4.26 Underlying Documents. Any underlying documents listed or described in the Company Disclosure Letter or referred to in this Agreement have heretofore been furnished or made available to Parent or its representatives. All such documents furnished to Parent are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Company Disclosure Letter in which such documents are listed or described. The minute books of the Company and each Company Subsidiary contain accurate records of all corporate actions taken by the directors and stockholders of the Company and each Company Subsidiary.
     Section 4.27 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of any of the Company Subsidiaries or their customers (all of such material arrangements being listed on Section 4.27 of the Company Disclosure Letter), in effect as of the date of this Agreement were entered into (i) in accordance with prudent business practices and all Applicable Laws, rules, regulations and regulatory policies in all material respects and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or the Company Subsidiaries, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity), and are in full force and effect. None of the Company or any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respects.

     Section 4.28 Customers and Suppliers. Section 4.28 of the Company Disclosure Letter lists, by volume in dollars of purchases, the twenty (20) largest customers and the twenty (20) largest suppliers of the Company and its Subsidiaries (respectively, “Major Customers” and “Major Suppliers”) in each of fiscal years 2004 and 2005 and, with respect to Major Customers, the first quarter of 2006. To the Knowledge of the Company, (i) no Person listed in Section 4.28 of the Company Disclosure Letter intends to cancel or materially reduce the amount of business presently done with the Company or any Company Subsidiary or otherwise materially change its relationship with the Company or any Company Subsidiary, (ii) no Major Supplier intends significant price increases and (iii) no Major Customer has received or intends to seek significant price decreases from the Company or any Company Subsidiary.
     Section 4.29 Inventory. Except as set forth in Section 4.29 of the Company Disclosure Letter, the inventory of the Company and its Subsidiaries (a) is usable or salable in the ordinary and usual course of business, except to the extent of reserves for obsolescence recorded in the March 31, 2006 consolidated balance sheet of the Company and the Company Subsidiaries; (b) is sufficient but not excessive in kind or amount for the conduct of the business of the Company and the Company Subsidiaries as it is presently being conducted; (c) meets the quality control standards of the Company; (d) is not held on consignment from third parties; (e) is not subject to any Lien; (f) is carried on the books of the Company at an amount that reflects valuations not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis and (g) has not been consigned to any third party.
     Section 4.30 Accounts Receivable. The accounts receivable of the Company and the Company Subsidiaries reflected in the Financial Statements, to the extent uncollected, and the accounts receivable reflected, since the date of the last audited balance sheet included in the Financial Statements, on the books of each of the Company and the Company Subsidiaries, subject to the reserves for uncollectible accounts or similar reserves reflected in such Financial Statements or books of the Company and the Company Subsidiaries, (i) represent valid obligations arising from transactions actually made in the ordinary and usual course of business, and (ii) are subject to no refunds or other adjustments and, to the Knowledge of the Company, to no defenses or rights of setoff enforceable by third parties on or affecting any thereof.
     Section 4.31 Brokers; Fees and Expenses.
     (a) No broker, investment banker, financial advisor or other Person, other than Lincoln Partners, LLC (“Lincoln Partners”) and Houlihan Lokey, Howard & Zukin Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or the Special Committee. The amount of the fees of each of Lincoln Partners and Houlihan Lokey payable in connection with the Transactions (including all fees for any fairness opinion prepared by Houlihan Lokey with respect to the Transactions) and the estimated amount of all other fees and expenses incurred and to be incurred by the Company in connection with the Transactions (including the fees of the Company’s legal counsel) are set forth and itemized in Section 4.31 of the Company Disclosure Letter. The Company has furnished to Parent true and complete copies of all agreements between the Company, on the one hand, and Lincoln Partners or Houlihan Lokey, on the other hand, relating to this Agreement or the Transactions.
     (b) Except as set forth in Section 4.31(b) of the Company Disclosure Letter, no valid claim against the Company or the Surviving Corporation or, to the Knowledge of the Company, against Parent or Sub exists or will exist for payment of any “topping,” “break-up,” “bust-up” or “termination” fee or any similar compensation or payment arrangement as a result of the Transactions, including the Merger, except as provided by the Transaction Agreements.
     Section 4.32 Opinion of Financial Advisor. The Special Committee and the Company Board have received the written opinion of Houlihan Lokey, dated the date of this Agreement, that, as of such date, the Merger Consideration to be received by the Company’s stockholders in the Merger is, in the opinion of such advisor, fair to the Company’s stockholders from a financial point of view, and a true and complete signed copy of such opinion has been delivered to Parent. The Company has been authorized by Houlihan Lokey to permit the inclusion of such fairness opinion in the Information Statement.

ARTICLE V
Representations and Warranties of Parent and Sub
     Parent and Sub jointly and severally represent and warrant to the Company as follows:
     Section 5.01 Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to conduct its businesses as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.02 Sub. Parent owns beneficially and of record all of the outstanding capital stock of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
     Section 5.03 Financing. Parent has or has available to it, and will make available to Sub all funds necessary to consummate all the Transactions and pay the related fees and expenses of Parent and Sub.
     Section 5.04 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with or as contemplated by the Transaction Agreements and to consummate the Transactions. The Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Sub (the “Sub Board”) have each adopted a resolution approving this Agreement. The execution, delivery and performance by Parent and Sub of the Transaction Agreements to which either is a party and the consummation of the Transactions have been duly authorized by the Parent Board and the Sub Board and by Parent as the sole stockholder of Sub and no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement, any Transaction Agreement or the consummation of the Transactions. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes, and when executed and delivered by the Parent and/or Sub, as the case may be, each other Transaction Agreement will constitute, legal, valid and binding obligations of each of Parent and Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
     Section 5.05 No Conflicts; Consents. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Sub under, any provision of (a) the charter or organizational documents of Parent or Sub, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Applicable Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable Foreign Competition Laws, (ii) the filing with the SEC of (A) the Information Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 7.08 and (v) Consents, registrations, declarations or filings required to be made solely by reason of the Company’s participation in the Transactions.

     Section 5.06 Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement, or any amendment or supplement thereto will, at the time the Information Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information relating to the Company or any Affiliate thereof (other than Parent or Sub) that is included or incorporated by reference in the Information Statement.
     Section 5.07 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 6.01 Conduct of Business.
     (a) Conduct of Business by the Company. Except for matters expressly permitted by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary and usual course of business and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers and employees, maintain its relationships with customers, suppliers, vendors, licensors, licensees, distributors and agents and others having business dealings with them and preserve the goodwill of the Company and the Company Subsidiaries. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement and except as set forth in Section 6.01 of the Company Disclosure Letter, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:
               (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other assets) in respect of, any of its capital stock, or other equity or voting interests, other than dividends and distributions by a direct or indirect wholly-owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock, or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any Company Subsidiary;
               (ii) authorize for issuance, issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Company Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;
               (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;
               (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (B) any assets outside the ordinary and usual course of business;

               (v) (A) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in compensation or fringe benefits, except for increases in salary for non-officer employees in the ordinary and usual course of business, (B) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination benefits or pay, (C) other than entering into employment agreements with employees of the Company in the ordinary and usual course of business and in the standard form attached to Section 6.01 of the Company Disclosure Letter, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or Company Plan, (F) loan or advance money or other property to any present or former employee, officer or director of the Company or of any Company Subsidiary, other than travel and expense reimbursements in the ordinary and usual course of business, (G) grant any new, or amend any existing, Company Employee Stock Option or enter into any agreement under which any Company Employee Stock Option would be required to be issued, (H) take any action (or fail to take any action) which action (or failure to act) would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan, or (I) make any representation or commitment to, or enter into any formal or informal understanding, with any Person with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time;
               (vi) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;
               (vii) sell, lease, license or otherwise dispose of or permit to become subject to any Lien, other than a Permitted Lien, any properties or assets, tangible or intangible, except sales of inventory and excess or obsolete assets in the ordinary and usual course of business;
               (viii) except with respect to borrowings and repayments in the ordinary and usual course of business under the Company’s revolving credit facility, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary and usual course of business, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Company Subsidiary or (C) repurchase or prepay any indebtedness or debt securities of the Company or any Company Subsidiary or of any third person;
               (ix) make or agree to make new capital expenditure, except as set forth in the capital expenditure budget provided to Parent prior to the date hereof;
               (x) make any Tax election or settle or compromise any Tax liability or refund;
               (xi) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $10,000 individually or $50,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in the ordinary and usual course of business and in accordance with their terms of (1) any liabilities reflected on the most recent balance sheet included in the Filed Company SEC Documents and (2) any trade payables arising in the ordinary and usual course of business, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;
               (xii) modify, amend or terminate any Material Contract or Contract providing for payments or otherwise involving amounts in excess of $100,000 or, except in the ordinary and usual course of business, enter into any Material Contract;
               (xiii) fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;
               (xiv) transfer, license or grant a security interest to any Person or entity or otherwise extend, amend, allow to lapse or go abandoned, modify or encumber any Material Intellectual Property Rights;
               (xv) terminate any employee of the Company or any Company Subsidiary, without cause; or
               (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.
     (b) Other Actions. The Company shall not, and shall not permit the Company Subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in any Transaction Agreement becoming untrue or (ii) any condition to the Merger set forth in Article VIII not being satisfied.
     (c) Advice of Changes.
               (i) The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect.
               (ii) After the date hereof, the Company shall have the continuing obligation promptly to inform Parent in writing with respect to any matter hereafter arising or discovered which would have been required to be set forth or described in the Company Disclosure Letter or would have been required to be taken as an exception to any representation or warranty of the Company in order for the representations and warranties of the Company to be true and correct at and as of the times such representations and warranties are required to be true and correct in accordance with this Agreement; provided, however, that no such information supplied to Parent shall be deemed to amend or supplement the Company Disclosure Letter or to correct or cure any breach of or inaccuracy in any representation or warranty of the Company made in this Agreement.
     Section 6.02 No Solicitation.
     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not (and the Company shall not permit any of the Company Subsidiaries or any of its or their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to) directly or indirectly (i) solicit, encourage, engage in discussions or negotiate with any Person with respect to (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate, any inquiry or effort of any Person (other than Parent) relating to any Alternative Acquisition, (ii) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent. Notwithstanding the foregoing, if (A) the Company has received an unsolicited written proposal for an Alternative Acquisition (“Alternative Acquisition Proposal”) that did not result from a breach of this Section 6.02(a) and (B) the Company Board (upon the recommendation of the Special Committee) concludes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) (1) that such Alternative Acquisition Proposal is reasonably likely to result in a Superior Company Proposal (as defined in Section 6.02(e)) and (2) that such actions are required by the fiduciary obligations of the Company Board under Delaware law, the Company may, subject to providing prior written notice to Parent of its decision to take such action, (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Parent under the Confidentiality Agreement (it being understood that such confidentiality agreement shall not prohibit disclosure to Parent of the terms and conditions of such Alternative Acquisition Proposal, including the identity of the Person making such Alternative Acquisition Proposal and any material changes thereto) and (y) participate in discussions and negotiations with such Person or group and its representatives. The Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal. For purposes of this Section 6.02 and Section 9.02(b)(ii), the term “Person” shall include any “group” as defined in the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02 by any director, officer or employee of the Company or the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or the Company Subsidiaries shall be deemed to be a breach of this Section by the Company.
     (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, if (A) the Company Board receives a Superior Company Proposal that was unsolicited and did not otherwise result from a breach of Section 6.02(a), and the Company Board (upon the recommendation of the Special Committee) determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal, withdraw or modify its approval of the Merger and this Agreement and, in connection with a Superior Proposal as described in clause (A) of this Section 6.02(b), approve or recommend such Superior Company Proposal at any time after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Company Proposal and intends to withdraw or modify its approval, identifying the Person making such Superior Company Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal or (B) the Company Board (upon the recommendation of the Special Committee) otherwise determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with such fiduciary obligations, the Company Board may withdraw or modify its approval of the Merger and this Agreement (it being understood and agreed by the parties that in each case such withdrawal or modification of the Company Board’s approval shall not alter the Company Board’s approval of this Agreement and the Transactions (including for purposes of Section 203 of the DGCL)).
     (c) The Company promptly, and in any event within 24 hours, shall advise Parent orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company shall (i) keep Parent reasonably informed of the status, including any change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Acquisition Proposal or inquiry or sent or provided by the Company to any third party in connection with any Alternative Acquisition Proposal or inquiry.
     (d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (upon the recommendation of the Special Committee), after consultation with outside counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law; provided, however, that except as set forth in Section 6.02(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend any Alternative Acquisition Proposal.
     (e) For purposes of this Agreement, “Superior Company Proposal” means any written, bona fide proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, or other transaction for the acquisition of all or substantially all the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture, that is on terms which the Company Board determines (upon the recommendation of the Special Committee) in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be superior for the holders of the Shares, from a financial point of view, to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger) and taking into account the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including any financing conditions and antitrust or competition law approvals or non-objections).
     (f) Immediately following a request by Parent, the Company shall request each person or entity that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company. None of the Company or the Company Subsidiaries will waive any provision of any confidentiality or standstill agreement to which it is a party without the prior written consent of Parent.
     Section 6.03 Certain Tax Matters.
     (a) From the date hereof until the Effective Time, the Company will (a) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by it (after taking into account any applicable extensions), (b) timely pay all Taxes due and payable with respect to such Post-Signing Returns that are so filed, (c) accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time, (d) promptly notify Parent of any Proceeding pending against or with respect to the Company in respect of any Tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company’s Tax liabilities or Tax attributes and will not settle or compromise any such Proceeding without Parent’s prior written consent, and (e) not make any material Tax election, settle or compromise any Tax liability or refund or file any amended Tax Return without Parent’s prior written consent.
     (b) The Company shall provide the Parent, at least ten (10) days prior to the Closing Date, with a certificate pursuant to Treas. Reg. §§1.897-2(h) and 1.1445-2(c)(3) (in the form satisfactory to the Parent) to the effect that the Company is not, and has not been at any time during the previous five (5) years, a United States real property holding corporation within the meaning of Section 897 of the Code. The certificate shall be signed by a duly authorized officer of the Company under penalties of perjury and dated as of the Closing Date. In connection with such certification, the Company shall comply with the notification requirements of Treas. Reg. §1.897-2(h)(2). The Company shall provide such certification to the Buyer in order for the Buyer not to withhold tax from the sales proceeds under Section 897 and Section 1445 of the Code.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.01 Preparation of Information Statement.
     (a) The Company shall, as soon as practicable following the execution of this Agreement, prepare in accordance with the rules and regulations of the SEC and file with the SEC the Information Statement in preliminary form. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Prior to filing or mailing any Information Statement, or any amendment or supplement thereto, or responding to any comments of the SEC with respect thereto, the Company shall (A) provide Parent an opportunity to review and comment thereon,

(B) include in such document or response all comments reasonably proposed by Parent and (C) not file or mail such document or response to the SEC prior to receiving the consent of Parent, which shall not be unreasonably withheld or delayed. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.
     (b) Immediately following the execution and delivery of this Agreement, this Agreement will be submitted to the Principal Company Stockholders for adoption and approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 7.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Alternative Acquisition Proposal.
     (c) In addition to the actions specified in Sections 7.01(a) and (b), the Company, from time to time, shall promptly take, or shall cause its executive officers to promptly take, any action required under Section 228 of the DGCL necessary to give operative effect to the Principal Stockholder Consent.
     Section 7.02 Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws (to the extent such report, schedule, registration statement or other document is not available on the SEC’s website at www.sec.gov) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two (2) Business Days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Shares would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     Section 7.03 Commercially Reasonable Efforts; Notification.
     (a) Upon the terms and subject to the conditions set forth in this Agreement each of the parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including under the HSR Act and any applicable Foreign Competition Laws, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all commercially reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, and (B) if any state Takeover Statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all commercially reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.
     (b) Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use its commercially best efforts to effect (and shall cause each of its Subsidiaries to commit to and use its commercially reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Merger and (ii) neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (A) Parent or its Subsidiaries or (B) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.
     (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Transaction Agreements, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiary, from any Governmental Entity with respect to the Transactions.
     (d) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of, and such party shall use its commercially reasonable efforts to prevent, or promptly remedy (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under any other Transaction Agreement.
     Section 7.04 Stock Options.
     (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Option Plan or otherwise, to provide that each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be canceled on the date following the Effective Time in exchange for a cash payment by the Company to be made on such date of an amount equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised. In the event that the exercise price per share of any Company Employee Stock Option is equal to or greater than the Merger Consideration, such Company Employee Stock Option shall be cancelled without consideration and be of no further force or effect.
     (b) All amounts payable pursuant to this Section 7.04 shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Company Employee Stock Option until all necessary consents are obtained.
     (c) The Company Board shall adopt such resolutions or take such other actions as are required so that the Company Option Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and to ensure that following the Effective Time no holder of a Company Employee Stock Option or any participant in any Company Option Plan or other Company Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.
     Section 7.05 Company Preferred Stock Option. Before the Effective Time, the Company Board shall adopt such resolutions and the Company and Roger F. Hruby shall take all such other actions as may be necessary to provide that the option to purchase 534 shares of the Company Preferred Stock at an exercise price of $500 per share held by Roger F. Hruby (the “Company Preferred Stock Option”), if unexercised and outstanding immediately prior to the Effective Time, shall be canceled as of the Effective Time. If the Company Preferred Stock Option is exercised by Roger F. Hruby prior to the Effective Time, at the Effective Time, all issued and outstanding shares of Company Preferred Stock shall be cancelled without additional consideration other than the return of any exercise price paid in connection therewith.
     Section 7.06 Indemnification; D&O Insurance.
     (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries (each, an “Indemnified Party”) as provided in their respective certificates of incorporation or by-laws or in any indemnification Contract between the Company (or any Company Subsidiary) and any Indemnified Party as in effect on the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time.
     (b) Parent shall cause to be maintained for a period of six (6) years from the Effective Time the Company’s current D&O Insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such amount, the “Maximum Premium”). Upon request by Parent, the Company shall use its reasonable best efforts to extend coverage under the Company’s D&O Insurance by obtaining a six-year “tail” policy (provided that the lump sum payment to purchase such coverage does not exceed three (3) times the Maximum Premium) and such “tail” policy shall satisfy Parent’s obligations under this Section 7.06(b). Parent’s obligations under this Section 7.06(b) shall also be satisfied if Parent’s D&O Insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for persons who are directors and officers of the Company on the date of this Agreement. If the Company’s existing D&O Insurance expires, is terminated or canceled during such six-year period or a “tail” policy cannot be purchased on the terms set forth above and Parent cannot or determines not to satisfy its obligations under this Section 7.06(b) pursuant to the preceding sentence, Parent shall use its reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the last annual premium paid prior to the date of this Agreement is not greater than $50,000.
     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.06.
     (d) The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each identified party and his or her heirs and representatives.
     Section 7.07 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and then only with such advance notice to and consultation with the other as is practicable. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form agreed to by the parties.
     Section 7.08 Transfer Taxes. Either Sub or the Surviving Corporation shall pay all Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes. The Company acknowledges that the amount of the Transfer Taxes payable with respect to any Shares may be withheld by Sub from the amount to be paid pursuant to the Merger with respect to such shares, unless the date on which the beneficial owner of such shares acquired beneficial ownership thereof is certified to Sub.
     Section 7.09 Potential Litigation. The Company shall promptly provide to Parent written notice and copies of all pleadings and correspondence in connection with any claim, suit, action, investigation or other proceeding before or by a Governmental Entity against the Company or its directors relating to (a) the Transactions or (b) any alleged violation by the Company of any air permitting or air compliance requirement regarding the Company’s Chicago Heights, Illinois facility (an “Environmental Violation”). The Company shall give Parent the opportunity to participate fully in (i) the conduct of the defense or the settlement of any litigation against the Company and its directors relating to any of the Transactions and (ii) any communications, meetings or proceedings involving any Governmental Entity and relating to any Environmental Violation. No settlement of any such litigation or any claim, suit, action, investigation or other proceeding relating to any Environmental Violation shall be agreed to without Parent’s prior written consent.
     Section 7.10 Benefits and Employment. None of Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries shall have any obligation to continue any Company Benefit Plan as of or subsequent to the Effective Time; and each of Parent and the Surviving Corporation shall have the right to amend, modify, or terminate any Company Plan at or subsequent to the Effective Time. None of Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries shall be obligated to give credit to any employee for periods of service with the Company or any Company Subsidiary prior to the Effective Time for purposes of determining eligibility, vesting or benefit accruals under any plan, including but not limited to defined benefit pension plans and retiree health plans, maintained, established or contributed to by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time.
     Section 7.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors of the Company, shall, if necessary, adopt a resolution consistent with the SEC’s interpretive guidance to approve the disposition by any executive officer or director of the Company who is a “covered person” of the Company for the purposes of Section 16 of the Exchange Act of securities of the Company (including derivative securities with respect to securities of the Company) resulting from the Transactions for the purposes of qualifying the disposition as an exempt transaction under Section 16 of the Exchange Act.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Approval. The Company shall have obtained Company Stockholder Approval and a period of at least twenty (20) calendar days shall have elapsed from the date the Information Statement was first mailed to the Company’s stockholders.
     (b) Antitrust/Competition Laws. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all other consents, filings and approvals required under Foreign Competition Laws in connection with the Transactions shall have been made or obtained.
     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of any of the Transactions shall be in effect; provided, however, that each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered.
     (d) Illegality. There shall have been no action taken, or statute, rule, regulation or Order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that prohibits or makes illegal the consummation of the Transactions.

     Section 8.02 Conditions to Parent’s and Sub’s Obligation to Effect the Transactions.
     (a) Performance of Obligations. The Company shall have performed, or complied with, in all material respects each of its covenants and agreements contained in this Agreement required to be performed or complied with by it at or prior to the Effective Time.
     (b) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 4.03, 4.04, 4.16, 4.26 or 4.32 shall be true and correct in all material respects on the date hereof and as of the Closing Date, as if made as of such date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of the Company contained in this Agreement (disregarding (A) all qualifications and exceptions therein relating to materiality and Company Material Adverse Effect and, (B) with respect to the representations and warranties contained in Section 4.18, all qualifications therein relating to dollar thresholds) shall be true and correct on the date hereof and as of the Closing Date, as if made as of such date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event that has resulted, or which would reasonably be expected to result, in a Company Material Adverse Effect.
     (d) Certificate. Parent shall have received a certificate of the Company duly executed by an executive officer thereof to the effect that the conditions set forth in Sections 8.02(a), (b) and (c) have been satisfied.
     (e) Litigation. There shall not be pending or threatened in writing any Proceeding by a Governmental Entity (i) seeking to restrain or prohibit the making or consummation of the Transactions, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Transactions, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, or (iv) that otherwise is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.
     (f) Non-competition Agreement. Parent shall have received from Roger F. Hruby a duly executed copy of the Non-Competition Agreement.
     (g) Dissenters’ Rights. The holders of not more than 5% of the outstanding shares of Company Common Stock shall have demanded appraisal of such shares in accordance with the DGCL.
     Section 8.03 Conditions to the Company’s Obligation to Effect the Transactions.
     (a) Performance of Obligations. Each of Parent and Sub shall have performed, or complied with, in all material respects each of its covenants and agreements contained in this Agreement required to be performed or complied with by it at or prior to the Effective Time.
     (b) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (disregarding all qualifications and exceptions therein relating to materiality and Parent Material Adverse Effect) shall be true and correct on the date hereof and as of the Closing Date, as if made as of such date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) Certificate. The Company shall have received a certificate of Parent duly executed by an executive officer thereof to the effect that the conditions set forth in Sections 8.03(a) and (b) have been satisfied.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:
     (a) by mutual written consent of Parent, Sub and the Company;
     (b) by either Parent or the Company:
               (i) if the Merger has not been consummated on or before October 15, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the Outside Date; or
               (ii) if any Governmental Entity issues an Order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger.
     (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);
     (d) by Parent:
               (i) if the Company Board or any committee thereof withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Parent, its approval of the Merger or this Agreement, or the Company Board or any committee thereof resolves to take any of the foregoing actions; or
               (ii) if the Company enters into any definitive agreement, letter of intent, agreement in principle or similar agreement with respect to any Alternative Acquisition Proposal or if the Company Board has approved or recommended or publicly proposed to approve or recommend an Alternative Acquisition Proposal.
     (e) by the Company, on or prior to the 30th calendar day following the date of this Agreement, if the Company Board (upon the recommendation of the Special Committee) shall have finally determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(e) unless (i) the Company has complied with all of its obligations under Section 6.02 in accordance with the terms thereof, (ii) at least three (3) Business Days prior to terminating this Agreement pursuant to this Section 9.01(e) the Company has provided Parent with written notice advising Parent that the Company Board has received a Superior Company Proposal that it intends to accept, specifying the material terms and conditions of such Superior Company Proposal, and identifying the Person making such Superior Company Proposal, (iii) the Company has caused its financial and legal advisors to negotiate in good faith with Parent to attempt to make such adjustments in the financial terms of an amendment to this Agreement that are equal or superior to the financial terms of such Superior Company Proposal, and the Company and Parent have not agreed upon such an amendment and (iv) the Company has paid to (or concurrently pays to) Parent the Termination Fee in accordance with Section 9.02; or
     (f) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b) and (ii) cannot be cured or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).
     Section 9.02 Effect of Termination; Fees and Expenses.
     (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 4.31, Section 5.07, the last sentence of Section 7.02, this Section 9.02 and Article X and except to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement.
     (b) The Company shall pay to Parent a fee in an amount equal to $3 million (the “Termination Fee”) if:
               (i) Parent terminates this Agreement pursuant to Section 9.01(c) (but only with respect to a breach of Section 6.02) or Section 9.01(d) or the Company terminates this Agreement pursuant to Section 9.01(e); or
               (ii) (A) after the date of this Agreement and prior to termination of this Agreement, any Person shall have made, proposed, communicated or disclosed an intention to make an Alternative Acquisition Proposal, and:
               (B) this Agreement is terminated for any reason (other than termination pursuant to Section 9.01(a), 9.01(b)(ii) or 9.01(f); and
               (C) within twelve (12) months of such termination the Company enters into a letter of intent or agreement in principle for an Alternative Acquisition Proposal or a definitive agreement to consummate an Alternative Acquisition Proposal, or the transactions contemplated by an Alternative Acquisition Proposal are consummated.
     (c) (i) Any fee due under this Section 9.02 shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that, in the case of a payment pursuant to Section 9.02(b)(ii), such payment shall be made on the date of execution of such letter of intent, agreement in principle or definitive agreement or, if earlier, consummation of such transaction) and (ii) upon failure to pay any such fee on the date due pursuant to clause (i) of this Section 9.02(c), interest shall accrue on the amount of such fee from such date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal “Money Rates”) plus three percent (3%) per annum.
     (d) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fees in connection with the HSR Act.
     (e) In addition to the other provisions of this Section 9.02, in the event a Termination Fee is or becomes payable pursuant to Section 9.02(b), the Company agrees promptly, but in no event later than two (2) Business Days following written notice thereof, to reimburse Parent and Sub for all out-of-pocket costs, fees and expenses (including the reasonable fees and disbursements of counsel and the expenses of litigation incurred in connection with collecting such amounts) reasonably incurred by Parent in connection with this Agreement and the Transactions, up to a maximum of $1 million. If a Termination Fee is or becomes payable pursuant to Section 9.02(b), such Termination Fee and the payment to Parent of other amounts pursuant to this Section 9.02 shall be the exclusive monetary remedy for any breach by the Company of any of the representations, warranties, covenants or other provisions of this Agreement.

     Section 9.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, however, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     Section 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, be in writing and require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.
ARTICLE X
GENERAL PROVISIONS
     Section 10.01 Nonsurvival of Representations and Warranties. Except as provided in the Principal Stockholders’ Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement contained in any Transaction Agreement which by its terms contemplates performance after the Effective Time.
     Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent via an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to Parent or Sub, to
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026
Attention: Philip M. Gresh
                  Executive Vice President
Fax: (847) 657-4399
and
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026
Attention: James H. Wooten, Jr.
                  Vice President and General Counsel
Fax: (847) 657-4329
     with a copy to:
Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive
Chicago, Illinois 60606
Attention: James T. Lidbury
                  Jennifer L. Keating
Fax: (312) 701-7711
     (b) if to the Company, to
CFC International, Inc.
500 State Street
Chicago Heights, IL 60411
Attention: Dennis Lakomy
                  Executive Vice President
Fax: (708) 758-3976
     with a copy to:
Bell, Boyd & Lloyd LLC
70 West Madison Street
Chicago, Illinois 60602
Attention: Paul T. Metzger
Fax: (312) 827-8133
Bell, Boyd & Lloyd LLC
70 West Madison Street
Chicago, Illinois 60602
Attention: D. Mark McMillan
Fax: (312) 827-8001
     Section 10.03 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
     Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.
     Section 10.06 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, the Non-Competition Agreement, the Company Disclosure Letter and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 7.06 and, from and after the Effective Time, Section 3.01(c)(i), are not intended to confer upon any Person other than the parties any rights or remedies.
     Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 10.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in the courts of the state of Delaware and of the United States located in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the state of Delaware and of the United States located in Wilmington, Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than the courts of the state of Delaware and of the United States located in Wilmington, Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.
[Intentionally left blank]
     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ILLINOIS TOOL WORKS INC.

By:	/s/ Philip M. Gresh

Name: Philip M. Gresh Title: Executive Vice President

GEM ACQUISITION CORP.

By:	/s/ Philip M. Gresh

Name: Philip M. Gresh Title: President

CFC INTERNATIONAL, INC.

By:	/s/ Roger F. Hruby

Name: Roger F. Hruby Title: Chairman

Solely for the purposes of Section 7.05:

/s/ Roger F. Hruby

Roger F. Hruby

EXHIBIT A
COVENANT NOT-TO-COMPETE
     THIS COVENANT NOT-TO-COMPETE (the “Agreement”) is executed this ___day of ___by Roger F. Hruby (“Hruby”), in favor of Illinois Tool Works Inc., a Delaware corporation (“ITW”).
     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among CFC International, Inc. (the “Company”), ITW and GEM Acquisition Corp., a Delaware corporation (“Sub”) and a wholly owned subsidiary of ITW, dated June 19, 2006, ITW has agreed to acquire all of the issued and outstanding shares of common stock and Class B common stock of the Company pursuant to a statutory merger of Sub with and into the Company, as described in the Merger Agreement;
     WHEREAS, pursuant to the terms of the Merger Agreement and in order to induce ITW to enter into the Merger Agreement and consummate the transactions contemplated thereby, Hruby has agreed, as a condition precedent to the closing thereunder (the “Closing”), to execute and deliver this Agreement;
     WHEREAS, Hruby will not be employed by the Company after the Closing; and
     WHEREAS, Hruby will receive significant compensation pursuant to the Merger Agreement and related transactions.
     NOW, THEREFORE, in consideration of the premises stated above, the promises and mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Covenant Not-To-Compete. For a period of five (5) years commencing with the Closing Date under the Merger Agreement, Hruby shall not, directly or indirectly, whether or not for compensation, (a) own, manage, operate, control, provide financing, advise, serve as a director, officer, or employee, act as a consultant, own any interest in, receive any economic or non-economic benefit from, exert any influence upon, or otherwise participate directly or indirectly in any business that is competitive with or similar to the business of the Company or any of the ITW Businesses (as defined below), in each case as conducted immediately prior to the Closing (any such competitive business, a “Competing Business”), no matter whether in whole or in part, in any country in which ITW, the Company or any of its affiliates may from time to time conduct the business of the Company or the business of the ITW Businesses, (b) solicit or accept or have any contact with any customers of ITW or the Company in relation to any Competing Business; (c) disturb or attempt to disturb any business relationship between ITW or the Company and any customer; or (d) solicit for employment or encourage to leave or hire any employees or consultants of ITW or the Company other than person(s) listed on Exhibit A attached hereto. The foregoing shall not be deemed to prevent Hruby from owning the stock of any corporation engaged in a Competing Business if the stock of such corporation is listed on any national securities exchange or traded in the over-the-counter market in the United States of America, so long as the total owned by Hruby, when aggregated, does not exceed three percent (3%) in value or in voting power of the stock of the corporation. For purposes of this Agreement, “ITW Business” shall mean any worldwide ITW Foils-related business and the following businesses or divisions of ITW: Thermal Films (TTR), Covid, Meyercord Revenue, Heat Transfer, Holographics and Lamination, I-Scan and United Silicone, Inc. (hot stamp foil equipment business).
2. Injunctive Relief. Hruby acknowledges that the limitations in this Agreement are necessary to protect the value of the transaction reflected in the Merger Agreement for ITW and the Company, and that there would be no adequate remedy at law for a breach of this Agreement, and hereby consents to the enforcement of this Agreement by ITW or any related entity, successor or assign, by means of a temporary and/or permanent injunction issued by any court having jurisdiction thereof. If a bond is required by the court in order to secure this injunction, it is agreed that a bond in the amount of $1,000 will be sufficient. It is further agreed that an injunction is not in place of, but rather in addition to, any other remedies available to ITW or the Company or any related entity, successor or assign of either of them; therefore in any such court proceeding ITW or the

Company or any related entity, successor or assign of either of them, shall be entitled to assert any claim it may have for damages resulting from the breach of this Agreement in addition to seeking injunctive relief.
3. Competition. This Agreement shall be construed as a separate covenant covering competition in each of the separate states, countries and other geographic areas in which ITW or the Company or any related entity, successor or assign of either of them engages in the Business. To the extent it is legally unenforceable in any state, country, or other geographic area, this Agreement shall not thereby be affected with respect to any other state, country or geographic area.
4. Automatic Amendment if Necessary to Enforce. If any of the provisions of this Agreement are determined to be invalid or enforceable as vague or unreasonable in time, place, scope of activity, or other dimension, then the invalid or unenforceable provisions of this Agreement shall be deemed immediately amended to include only such restrictions as shall be determined to be reasonable and enforceable by the court or other competent authority, and that the amended provision shall be valid and binding as though any invalid or unenforceable provision had not been included in this Agreement.
5. Adequacy of Consideration. Hruby acknowledges that he has been provided with adequate consideration for each of the covenants contained within this Agreement, whether by virtue of the compensation to be received under the Merger Agreement or otherwise, that ample time has been provided to consider this Agreement, that Hruby has consulted with an attorney and that he has made a knowing, voluntary and informed determination to enter into this Agreement and that the consideration for this Agreement is adequate.
6. Legal Costs. If either party breaches any of the provisions of this Agreement, such party shall reimburse the other party for any legal costs, including, without limitation, reasonable attorneys’ fees, incurred by the other party in connection with such breach.
7. Governing Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to conflict of laws principles.
8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or on the third day following deposit with the United States Post Office if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to ITW:	Illinois Tool Works Inc. Attention: Philip M. Gresh 3600 West Lake Avenue Glenview, Illinois 60026

With a copy to:	Illinois Tool Works Inc. Attention: James H. Wooten, Jr. 3600 West Lake Avenue Glenview, Illinois 60026

If to Hruby:	Roger F. Hruby 6505 Elm St. Burr Ridge, IL 60527

With copies to:	Bell, Boyd & Lloyd LLC 70 W. Madison St., Suite 3100 Chicago, IL 60602
	Attention:	Paul T. Metzger, Esq. D. Mark McMillan, Esq. David P. Glatz, Esq.

9. Parties. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable by, Hruby, ITW and any of their respective legal representatives, related entities, heirs, successors or assigns.
[Remainder of page intentionally left blank.]
     IN WITNESS WHEREOF, the parties have executed this Agreement to be executed as of the date first above written.

Roger F. Hruby	Illinois Tool Works Inc.

By:

Name:
Date:		Title:
Date:
Roger F. Hruby Covenant-Not-To-Compete Signature Page
Exhibit A
Cheryl Ruthrauff